Exhibit 10.5
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
BY AND BETWEEN
BAILEY & HASKELL ASSOCIATES, INC.
AND
JOHN E. HASKELL
     This Amendment No. 1 (“Amendment”) to the employment agreement dated October 2, 2000 (the “Employment Agreement”) by and between Bailey & Haskell Associates, Inc. (the “Corporation”), the wholly-owned subsidiary of The Oneida Savings Bank, and John E. Haskell (the “Employee”) is made effective as of the 1st day of January, 2008.
     WHEREAS, the Employee is currently employed by the Corporation; and
     WHEREAS, the Corporation and the Employee desire to revise the Employment Agreement to comply with certain technical requirements of the final treasury regulations promulgated under Code Section 409A.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Corporation and the Employee hereby agree to the following amendments to the Employment Agreement, it being understood and agreed that except to the amendments specifically provided for herein, the remaining terms of the Employment Agreement shall remain in full force and effect:
1.	Section 3.2(iii) is hereby amended to read as follows:
     iii. The Employee will be entitled to the fee payable under Section 3.2(i) and one hundred percent (100%) of the bonus calculated pursuant to Section 3.2(ii) if earned by the Employee unless the Employee is not eligible under 3.2(v) below.
2.	Section 3.2(iv) is hereby amended to read as follows:
     iv. The calculation of the sums due and the payment thereof shall be completed and made within 2 1/2 months following the end of the fiscal year to which such payment relates.
3.	The following is added to the end of Section 3.3:
Any reimbursement shall be paid to the Employee as soon as practicable but no later than December 31 of the calendar year following the year in which the Employee pays such reasonable expenses in performing services under this Agreement.

4.	Section 3.4 is hereby amended to read as follows:
     3.4. Benefits. The Employee shall participate in such plans relating to pension, thrift, profit-sharing, group life and disability insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof as shall be determined in the discretion of the Board of Directors which benefit plans and programs may be modified from time to time in the discretion of the Board of Directors; provided, however, the benefits set forth and described in Exhibit B attached shall be provided permanently and continuously during the term of this Agreement unless changed by the Agreement in writing executed by Employee and Corporation.
5.	Section 5 is hereby amended to read as follows:
5.	DISABILITY
     5.1 Disability shall be deemed to have occurred if the Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation; or (iii) is determined to be totally disabled by the Social Security Administration.
     5.2 Upon a determination of Disability, any continued payment of salary and other benefits shall be provided pursuant to the policy of the Corporation as established from time-to-time by the Board of Directors. Payments of salary, if applicable, shall commence within 30 days following the date the Employee suffers a Disability and shall be payable in accordance with regular payroll practices of the Corporation for a payout period as designated by the Board of Directors, provided that such period does not exceed the date on which the Agreement is terminated.
6.	The first sentence of Section 6(b) shall be amended to read as follows:
The Disability (as defined in Section 5.1) of the Employee which renders him unable to perform his duties for a period of at least 24 months.
7.	Section 7(a) shall be amended to read as follows:
(a) As of the effective date of the termination of this Agreement, the Corporation shall have no further obligation to pay any further salary to the Employee hereunder (except the annual salary shall be prorated to the date of termination) or any other benefits hereunder, other than the additional compensation referred to in Section 3.2, and the Employee shall have no further obligation to perform his duties and responsibilities hereunder, other than the covenant not to compete contained in Section 8 hereof. Notwithstanding the foregoing, following the termination of the Employee’s active employment, the Employee shall be entitled to receive continued non-taxable health coverage from the Employer until the later of age 65, or the date on which the Employee is eligible for Medicare coverage.
8.	Section 7(c) shall be added to read as follows:
(c) To the extent necessary to comply with Code Section 409A, the Employee’s termination of active employment shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Corporation and Employee reasonably anticipate that the level of bona fide services Employee would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be executed on its behalf by its duly authorized officers, and Employee has set his hand as of the date first written above.

BAILEY & HASKELL ASSOCIATES, INC.
Dated: November 1, 2008	By:	/s/ John Bailey

EMPLOYEE
Dated: November 1, 2008	By:	/s/ John E. Haskell
John E. Haskell

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